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                                                                 Exhibit 10.31

THIS AGREEMENT HAS BEEN SUPERSEDED AND MR. CORBOLOTTI HAS RELINQUISHED ALL RIGHTS HEREUNDER.

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on June 24, effective as of January 22, 1996, between NORCAL WASTE SYSTEMS, INC., a California corporation ("Employer"), and ROBERT J. CORBOLOTTI ("Employee").

                  The parties agree as follows:

                  1.       Employment.

                           1.1      Position.

                                    (a)     Employer hereby hires Employee as
Employer's Senior Vice President - Chief Financial Officer, and Employee hereby accepts such employment, all on the terms and conditions specified herein. Employee shall do and perform all services and acts reasonably necessary or advisable to fulfill the duties and responsibilities of such position.

                                    (b)     Employee shall be responsible and
report to Employer's Chief Executive Officer. Employee shall have the responsibility and authority, subject to oversight and control by Employer's Chief Executive Officer and the Board of Directors, and subject to the limitations set forth below, to manage and oversee Employer's finance, treasury, accounting, management information systems, and risk management activities. Employee also shall perform such other duties as Employer's Chief Executive Officer or Board of Directors shall from time to time determine.

                                    (c)     Employee's principal place of
usiness for rendering such services shall not be removed from the San Francisco Bay Area without Employee's prior consent; this restriction shall, however, be subject to Employee's reasonable business travel obligations in connection with his activities as Employer's Senior Vice President - Chief Financial Officer.

                           1.2      Time and Effort.

                                    (a)     Subject to Paragraph 1.2(b) below,
during his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business
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activity that would materially interfere with the performance of his duties under this Agreement.

                                    (b)     Employee may pursue independent
investment opportunities, serve on boards of directors of non-competing companies, and provide services to others for de minimis levels of compensation, provided that any such activity does not materially interfere with Employee's duties under this Agreement.

                           1.3      Non-Competition with Employer.  During
his employment, Employee shall not, directly or indirectly, promote, participate, or engage in any activity or other business competitive with Employer's business.

                           1.4      Employment for Unspecified Term.  This
Agreement provides for employment for an unspecified term, commencing as of the date of this Agreement and continuing until terminated by either party, as specified in Paragraphs 3.1 or 3.2 below, or by death or Disability, as specified in Paragraph 3.3 below.

                  2.       Compensation and Benefits.

                           2.1      Basic Salary.  Employer shall pay a basic
salary to Employee at the rate of $202,500 per year, payable in equal bi-weekly installments except as otherwise agreed between Employer and Employee, provided that no salary shall be due or payable during any period of unpaid leave, in accord with Employer's regular policies as they may exist or be changed from time to time. The basic salary shall be subject to periodic review and may be increased by Employer in its sole discretion.

                           2.2      Bonus.

                                    (a)     Employee shall participate in the
existing bonus program, as more specifically set forth on Exhibit A.

                                    (b)     The Board of Directors, in its
discretion, from time to time may modify such bonus plan for any period after September 30, 1996. At all times Employee shall be a participant in the Company's bonus program at a level consistent with his position and responsibilities with the Company.

                                    (c)     The right to receive a full bonus
with respect to a fiscal year shall vest on the last day of such fiscal year, subject to the determination of the final bonus amount in accordance with the bonus plan then in


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effect, whether or not Employee is employed by the Company on the date scheduled for payment thereof.

                                    (d)     If Employee's employment is
terminated by Employer without "Cause" or if there is a "Constructive Termination" (as those terms are defined in Paragraphs 4.1 and 4.3 below), Employee shall have a right to receive a bonus for the current fiscal year on a pro rata basis, based upon the number of days during such fiscal year that Employee was an employee of Employer; provided, however, that such determination will not be made and the bonus therefore will not be paid until the financial results for the Company for the entire fiscal year are available and bonus amounts are determined.

                           2.3      Benefits.

                                    (a)     During his employment, Employee
shall be entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees of similar level when and as he becomes eligible for them (so long as, and to the extent that, Employer continues to provide these benefits), including life insurance of $500,000, and medical, dental, vision and disability insurance in accordance with Employer's plans as they exist from time to time.

                                    (b)     During the term of this Agreement,
Employer shall provide Employee with an automobile of comparable quality provided to other executives of Employer. In the alternative, at Employee's election, Employer will provide Employee an automobile allowance of $600 per month, payable on the first day of each month. Employer will provide parking for Employee or reimburse Employee for Employee's parking related expenses.

                                    (c)     Employee shall also be entitled to
annual vacation which will accrue at the rate of the greater of four weeks per annum or such amount consistent with Employer's executive practice, subject to accrual maximums now or hereafter set by Employer's policies, but in no event shall the accrual maximum for Employee be less than four weeks.

                           2.4      Stock Options.  Simultaneous with the
execution and delivery of this Agreement, Employee and Employer are entering into a Stock Option Agreement which incorporates certain terms and conditions of Employer's 1996 Executive Stock Incentive Plan.

                           2.5      Business Expenses.  During Employee's
employment, Employer shall reimburse Employee for reasonable


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out-of-pocket expenses incurred in connection with Employer's business, including travel and entertainment expenses, food, and lodging while away from home, subject to such policies as Employer may from time to time establish for its employees.

                           2.6      Withholding.  All amounts indicated above
are before any required withholding for taxes. Employer may withhold from any and all payments, compensation or other remuneration paid to Employee such amounts as Employer believes it is required to withhold under any federal, state, local or foreign law, rule or regulation.

                  3.       Termination.

                           3.1      Termination by Either Party.  Either
party may terminate this Agreement, for any reason, with or without Cause, upon at least 90 days written notice to the other, except as provided in Paragraphs
3.2 and 3.3 below.

                           3.2      Termination for Cause.  In the event
Employer terminates Employee's employment for Cause (as defined in Paragraph 4.1), then Employee shall be entitled to no severance benefits, and termination may be made effective immediately, without previous notice, in the discretion of Employer. In the event of such termination, Employer will provide Employee with immediate written notice of termination.

                           3.3      Termination By Death or Disability.  This
Agreement will terminate automatically upon Employee's death or Disability (as defined in Paragraph 4.2), in which case Employee or his estate will be entitled only to compensation earned through the date of such death or Disability but to no other severance benefits.

                           3.4      Severance Benefits.

                                    (a)     Employee will be entitled to the
severance benefits described in Paragraph 3.4(b) below in the event (i) Employer terminates Employee's employment without Cause; (ii) there is a Constructive Termination (as defined in Paragraph 4.3) of Employee's employment; or (iii) Employee voluntarily resigns at any time within 13 months after a Change in Control (as defined in Paragraph 4.4).

                                    (b)     Employee's severance benefits will
consist of the following:

                                             (i)     (A)  Subject to Paragraph
3.4(b)(i)(B), for the 12 months after his employment termination, Employee will be entitled to income continuation in an amount equal to Employee's Average Annual Compensation


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(as defined in Paragraph 4.5). The income continuation will be payable bi-weekly in 26 equal installments, commencing on the regular payday following the first full pay period after the date of termination.

                                                     (B) The income
continuation payable pursuant to Paragraph 3.4(b)(i)(A) above will be reduced if and to the extent that such reduction is beneficial to Employee on an after-tax basis, after considering the effect such reduction would have on any excise tax imposed on Employee pursuant to Section 4999 of the Internal Revenue Code (the "Code"). This determination will be made in good faith by Employer after consulting with its professional advisors.

                                            (ii)     Employee will also be
entitled to an additional amount equal to Employee's Average Annual Compensation if Employee agrees that for the 12 months after his employment termination, (A) he will make himself available to Employer for consulting services in the San Francisco Bay Area for up to 20 hours per month, and (B) he will not, directly or indirectly, promote, participate, or engage in any activity or other business competitive with Employer's business. These additional payments will be payable bi-weekly in 26 equal installments, commencing on the regular payday following the first full pay period after the date of termination.

                                            (iii)    If Employee elects to
receive continuation of benefits offered pursuant to COBRA, as specified in the COBRA notice he is entitled to receive as a terminated employee, then Employer will reimburse Employee for the cost of up to the first 18 months of COBRA expenses. Nothing herein shall obligate Employer either to provide or pay for health or other insurance coverage to Employee after the date of his termination, except as may be required by COBRA and except as Employee may be qualified to receive pursuant to the provisions of COBRA.

                                            (iv)     Employer shall reimburse
Employee for up to $5,000 for Employee's reasonable legal fees and expenses incurred in negotiating and documenting his severance arrangements with Employer.

                                             (v)     If after a Change in
Control Employee's employment is terminated without Cause or there is a Constructive Termination, and if Employee incurs an excise tax pursuant to
Section 4999 (or any successor provision) of the Code, then Employer (or its successor) will reimburse Employee on an after-tax basis for the amount by which Employee's excise tax exceeds the amount of excise tax Employee would have incurred if Employee voluntarily resigned


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13 months after such Change in Control. For purposes of all present value computations to be made for purposes of Sections 280G or 4999 of the Code, the parties agree to use the applicable federal rate schedules as in effect on the date of this Agreement.

                  4. Definitions. As used herein, the terms below are defined as follows:

                           4.1      Cause.  Cause is defined as (a) any
state, federal or other felony conviction, including but not limited to entry of a plea of nolo contendere upon a felony criminal charge; (b) the commission by Employee of any material act of dishonesty or intentional or grossly negligent disclosure of material Confidential Information (as defined in Paragraph 5.1); or (c) any material failure to perform the responsibilities of his position as described in Paragraph 1.1, the grossly negligent performance of such responsibilities, or the refusal to follow the legal directives of Employer's Chief Executive Officer or the Board of Directors that are within the scope of the responsibilities of Employee's position as described in Paragraph 1.1, so long as such directives require action which is not illegal.

                           4.2      Disability.  Disability is defined as a
physical or mental disability which renders Employee unable to perform substantially all the responsibilities required of him by this Agreement for 120 consecutive days, or for 180 non-consecutive days over a period of 24 months or less. The existence of such Disability shall be determined by a physician or physicians of Employer's choosing.

                           4.3      Constructive Termination.  Constructive
Termination is defined as Employee's termination of employment because (a) Employer materially reduces, without Employee's consent, Employee's responsibilities as described in Paragraph 1.1, provided that oversight and control of such responsibilities by Employer's Chief Executive Officer or by the Board of Directors shall not be considered a change of responsibility, (b) Employee ceases to report directly and exclusively to the Chief Executive Officer and Board of Directors of the Company, (c) Employer relocates Employee, without his consent, more than 25 miles from Employer's current headquarters in San Francisco, or (d) Employer materially breaches any provision of this Agreement.

                           4.4      Change in Control.  Change in Control is
defined as set forth in Employer's 1996 Executive Stock Incentive Plan.


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                           4.5      Average Annual Compensation.  Average
Annual Compensation is defined as the average annual amount of Employee's salary and actual (as opposed to target) bonus, determined as follows depending upon when the employment termination occurs:

             Employment                           Determination of
          Termination Date                  Average Annual Compensation
          ----------------                  ---------------------------

Before 10/1/96                         Annualized salary and bonus for FY '96.

10/1/96 to 9/30/97                     Average of (i) annualized salary and
                                       bonus for FY '96, and (ii) annualized
                                       salary and bonus for FY '97.

10/1/97 to 9/30/98                     Average of (i) salary and bonus for
                                       FY '97 and (ii) annualized salary and
                                       bonus for FY '98.

10/1/98 and after                      Average salary and bonus for the two
                                       preceding fiscal years.

                  5.       Trade Secrets and Confidential Information.

                           5.1      Confidential Information.  Employee
hereby acknowledges that in order to perform Employee's duties as an employee of Employer, Employee has received, and will in the future be given access to, certain confidential, secret and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, marketing methods, cost information, employee information and trade secrets (collectively, "Confidential Information") developed and owned by Employer concerning the business, products and/or services of Employer.

                           5.2      Non-Disclosure.  Except as otherwise
specifically provided herein, Employee will not, directly or indirectly, disclose, or cause or permit to be disclosed, to any person or to any entity whatsoever any Confidential Information acquired pursuant to Employee's employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement).

                           5.3      Permitted Disclosure.  Employee may
disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Employee's duties as an employee of Employer.

                           5.4      Duplication.  Employee shall not, without
the prior written consent of Employer, or except in


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connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, duplicate, or cause or permit to be duplicated, any material (including, without limitation, written, typed, or printed material, or material embodied in other forms including embodiment on computer discs and tapes) included in the Confidential Information covered hereby.

                           5.5      Restricted Use.  Except as specifically
provided herein or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, Employee will not, directly or indirectly, use, or permit to be used, at any time or in any manner whatsoever, any Confidential Information acquired pursuant to Employee's employment with Employer. Employee shall not at any time or in any manner, except with the prior written consent of Employer or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, or as required by law, publish, disclose or use for Employee's own benefit (or authorize anyone else to publish, disclose or make use of), any Confidential Information unless and until such Confidential Information shall cease to be secret as evidenced by general public knowledge.

                           5.6      Return of Information.  Employee will
immediately, upon the request of Employer, return to Employer all originals, copies or other embodiments of any Confidential Information received under this Agreement or otherwise. Employee will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.

                           5.7      Remedies.  The parties stipulate that as
between them the Confidential Information consists of important, material and confidential trade secrets (except to the extent that such information either is or becomes published or is or becomes a matter of public knowledge through no wrongful action of Employee). The parties further agree that the remedy at law for any breach of this Article 5 would be inadequate and that, in addition to any other remedies Employer may have, Employer shall be entitled to temporary or permanent injunctive relief without the necessity of proving actual damages. Notwithstanding the preceding sentence, the parties further agree it is foreseeable that the breach by Employee of this Agreement may result in substantial loss of profits or other damages to Employer and that, in addition to any other remedies Employer may have, Employer shall be entitled to monetary damages upon proof. No right or remedy herein conferred on or reserved to Employer is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative


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and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                           5.8      Books and Records.  All books, records
and other documents relating to the business and customer accounts of Employer, whether prepared by Employee or otherwise coming into his possession, shall be and remain the exclusive property of Employer, and Employee shall not, during the term of this Agreement or thereafter, directly or indirectly, assert any interests or property rights therein. Upon termination of this Agreement, all books, records, other documents, and all copies thereof shall immediately be returned to Employer.

                           5.9      Solicitation of Customers.  After the
termination of Employee's employment for any reason, Employee will not, without the prior written consent of Employer, directly or indirectly disclose to any person, the names or addresses of any of Employer's customers, clients and other business associates or any other information pertaining to them, or call on, solicit or take away any of Employer's customers, clients or other business associates, either for the Employee or for any other person.

                           5.10     Solicitation of Employees and Others.
After the termination of Employee's employment for any reason, Employee will not, without the prior written consent of Employer, directly or indirectly seek to persuade any director, officer or employee of Employer to discontinue his or her position with such entity or to become employed or engaged in any activity competitive with the business of Employer.

                           5.11     Scope of Covenants.  Each of the
covenants of Employee contained in this Article 5 shall be construed as a separate and independent covenant covering the respective subject matter of the covenant in each of the separate counties in each of the states of the United States of America and each country of the world. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county, state or country, that covenant shall not be affected with respect to every other county, state or country, each covenant being construed as severable and independent.

                           5.12     Term.  Each of the covenants of Employee
contained in this Article 5 shall survive the termination of this Agreement for a period of three years, regardless of the reason for such termination.


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                  6.       Miscellaneous.

                           6.1      Notice.  All notices, requests and other
communications required or permitted to be given hereunder shall be in writing and shall be deemed given (a) upon receipt, if given by personal delivery, (b) upon delivery, if given by electronic facsimile, and (c) upon the third business day following mailing, if mailed by deposit in the United States mail, with certification and postal charges prepaid, addressed as follows:

                           If to Employer:

                                    Norcal Waste Systems, Inc.
                                    5 Thomas Mellon Circle
                                    San Francisco, California  94134
                                    Attn: President and Chief Executive
                                     Officer
                               Fax: (415) 330-1124

                           If to Employee:

                                    Robert J. Corbolotti
                                    44 La Crescenta Way
                                    San Rafael, California 94901

                           6.2      Delegation of Duties.  Employee may not
delegate the services and obligations he is required to perform under this Agreement. Any attempt by Employee to delegate his duties hereunder shall be null and void.

                           6.3      Amendment.  This Agreement may be
modified or amended only by and to the extent of the written agreement of Employer and Employee.

                           6.4      Previous Agreements.  This Agreement and
the Stock Option Agreement contain the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment or consulting agreements, whether or not fully performed before the date of this Agreement.

                           6.5      Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of California.

                           6.6      Section Headings.  The various section
headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.


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                           6.7      Severability.  If any provision of this
Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it will be stricken and the remainder of this Agreement will remain in full force and effect.

                           6.8      Cumulative Remedies.  No right or remedy
herein conferred on or reserved to either party is intended to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                           6.9      Arbitration.  Except with respect to a
claim for equitable relief, any controversy or claim arising out of, or relating to, this Agreement, or the making, performing or interpretation thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

                           6.10     Waiver.  Waiver of any default or breach
of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach.

                           6.11     Shareholder Approval.  At any time before
Employer's Initial Public Offering, Employer will not issue more than 3% of its outstanding voting stock to any person or group (as defined for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934) without first using its best efforts to obtain such person's approval of Employee's Employment Agreement and Stock Option Agreement in accordance with Section 280G of the Internal Revenue Code.

                            [Remainder of page blank]


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                           IN WITNESS WHEREOF, the parties have executed
this Agreement in one or more counterparts which, taken together, shall constitute one agreement.

                                        EMPLOYER:

                                        NORCAL WASTE SYSTEMS, INC.


                                        By:/s/ Michael J. Sangiacomo
                                        ----------------------------
                                        Michael J. Sangiacomo
                                        President and Chief
                                        Executive Officer

                                        EMPLOYEE:


                                        /s/ Robert J. Corbolotti
                                        ------------------------
                                        ROBERT J. CORBOLOTTI



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                                    EXHIBIT A

                           NORCAL WASTE SYSTEMS, INC.

                         SHORT-TERM INCENTIVE BONUS PLAN


                                       A-1